UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2008

Federal Agricultural Mortgage Corporation
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (202) 872-7700

No change
(Former name or former address, if changed since last report)

Section 7 – Regulation FD

Item 7.01.  Regulation FD Disclosure.

On October 1, 2008, Farmer Mac issued two press releases.  One of those releases announced the issuance of $65 million of preferred stock by Farmer Mac; the other announced the appointment of Michael Gerber as Acting President and Chief Executive Officer of Farmer Mac.  Copies of the two press releases are attached to this report as Exhibit 99.1 and Exhibit 99.2, respectively.

With the infusion of $65 million of capital from the investors in Farmer Mac’s preferred stock, the Corporation was in compliance with all of its regulatory capital requirements as of September 30, 2008, with a capital surplus of approximately $29 million with respect to statutory minimum capital, compared to the Corporation’s capital surplus as of June 30, 2008, March 31, 2008 and December 31, 2007 of approximately $40 million, $29 million, and $40 million, respectively.  Farmer Mac believes that its current capital surplus is sufficient to support its continuing programs.  The Corporation expects to continue to increase capital going forward.  Farmer Mac’s core capital as of September 30, 2008 was approximately $210 million; its estimated statutory minimum capital requirement as of that date was approximately $181 million.  The Corporation has provided this information to its regulator, the Farm Credit Administration.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

99.1 Press Release dated October 1, 2008 regarding preferred stock.

99.2 Press Release dated October 1, 2008 regarding Acting President and CEO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Jerome G. Oslick
Name: Jerome G. Oslick
Title: Vice President – General Counsel

Dated:         October 1, 2008